Exhibit 10.7

ASSIGNMENT AND ASSUMPTION OF LEASE

(400 East Jamie Court)

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (“AGREEMENT”) is dated, for reference purposes only, as of October 22, 2014, and is entered into by and between by Myokardia, Inc., a Delaware corporation (“Assignor”) and Global Blood Therapeutics, Inc., a Delaware corporation (“Assignee”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Lease (as defined below).

W I T N E S S E T H :

WHEREAS, Assignor, as Tenant, and ARE-East Jamie Court, LLC, a Delaware limited liability company (“Landlord”), entered into that certain Lease Agreement dated as of June 29, 2012, as amended by that certain First Amendment to Lease dated as of June 25, 2013 (collectively, the “Lease”), pursuant to which Assignor leases 12,040 square feet of space (the “Premises”) located in the building commonly referred to as 400 East Jamie Court, South San Francisco, California (the “Building”).

WHEREAS, Assignee wishes to assign all its right, title and interest as Tenant under the Lease to Assignee, and Assignee wishes to assume all of Tenant’s obligations under the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Assignment; Effective Date. The parties acknowledge that, pursuant to Section 22(b) of the Lease, Landlord’s consent to the assignment of the Lease to Assignee is not required, but Landlord has the right to approve the form of this Agreement. Effective as of the later of (i) the date Landlord consents in writing to the form of this Agreement, and (ii) the date that Assignor notifies Assignee in writing that Assignor has completed any decontamination of the Premises as required by the Surrender Plan and vacated the Premises, provided that Assignor has previously given Assignee at least thirty (30) days prior written notice of such estimated date of surrender (the “Effective Date”) (which the parties currently anticipate will be approximately February 1, 2015), the Assignor hereby assigns, transfers and delivers to the Assignee all of its right, title and interest as Tenant under the Lease ; provided that Assignor hereby reserves the right of access to the Premises, upon twenty-four hour notice to Assignee, as reasonably required to facilitate Assignor’s obtaining the appropriate closure letter from the applicable governmental authorities (“Closure Letter”) which is the final step in Assignor’s completion of the Surrender Plan in accordance with the provisions of Section 28 of the Lease (the “Surrender Plan”).

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Acceptance and Assumption; Completion of Surrender Plan. Assignee hereby (a) accepts and acquires from the Assignor the assignment set forth in Section 1 above, effective as of the Effective Date and (b) assumes and covenants and agrees to faithfully pay, perform and discharge all obligations of Tenant under the Lease, effective as of the Effective Date, except that Assignee does not assume any obligation with respect to the performance of Assignor’s Surrender Plan required by Section 28 of the Lease. Assignor

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shall complete any decontamination of the Premises as required by the Surrender Plan prior delivering possession of the Premises to Assignee. Assignor expressly agrees to perform its obligations to obtain the Closure Letter as quickly as commercially reasonable following the Effective Date, in accordance with the provisions of Section 28 of the Lease. Exhibit A attached hereto shows the location of the portion of the Premises in which radiation was used (the “Bench”). Assignee hereby agrees not to use the Bench until Assignor has notified Assignee that the Closure Letter has been obtained and the Surrender Plan is complete.

3.	Security Deposit. Within two (2) business days of receiving a copy of Landlord’s consent to the form of this Agreement, Assignee shall deliver to Landlord a letter of credit in the amount of $60,200.00 to Landlord in the form required under the Lease.

4.	Assignor Representations. Assignor hereby represents and warrants to Assignee as follows (which representations and warranties shall be true and accurate as of the Effective Date):

(i) The Lease, which is attached hereto as Exhibit B, sets forth the complete understanding and agreement of Landlord and Assignor regarding the Premises;

(ii) The Lease has not been cancelled, terminated, modified, amended, altered or extended;

(iii) All rents due and payable under the Lease are current and there are no arrearages;

(iv) There are no defaults by Assignor; and, to the best of Assignor’s knowledge, there are no defaults by Landlord under the Lease, and no event has occurred and no condition exists which, with the giving of notice or passage of time, would constitute a default under the Lease by Landlord or Assignor; and

(v) Assignor has not paid any rent more than thirty (30) days in advance of its due date.

5.	Assignee Indemnity. Assignee agrees to indemnify and hold harmless Assignor from and against any and all loss, cost, damage, or expense (including court costs and reasonable attorneys’ fees) arising from or relating to the failure of Assignee to have fully performed all of its obligations as Tenant from and after the Effective Date, including, without limitation, all charges which may become due pursuant to the provisions of the Lease, as rental or otherwise, from and after the Effective Date, excluding, however, any remaining obligations regarding the Surrender Plan and the Closure Letter to be performed by Assignor.

6.	Assignor Indemnity. Assignor agrees to indemnify and hold harmless Assignee from and against any and all loss, cost, damage, or expense (including court costs and reasonable attorneys’ fees) arising from or relating to the failure of Assignor to have fully performed all of its obligations as Tenant prior to the Effective Date, including, without limitation, all charges which may have become due pursuant to the provisions of the Lease, as rental or otherwise, prior to the Effective Date, as well as any remaining obligations regarding the Surrender Plan and the Closure Letter.

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7.	Further Instruments. The Assignee and the Assignor hereby agree that they will, from time to time, execute and deliver such further instruments as may be reasonably required to implement and effectuate the assignment and assumption pursuant to this Agreement.

8.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically transmitted signatures will be treated as if they were originals.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

Myokardia, Inc., a Delaware corporation

By:	/s/ T. Gianakakos
Print Name:	T. Gianakakos
Title:	Chief Executive Officer

ASSIGNEE:

Global Blood Therapeutics, Inc., a Delaware corporation

By:	/s/ Ted W. Love
Print Name:	Ted W. Love, M.D.
Title:	President

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EXHIBIT A

Radiation use area .

GENERAL NOTES

KEY NOTES

LEGEND

STAMP

PROJECT

THIRD ROCK
VENTURES

400 EAST JAMIE COURT, 1ST FL
SOUTH SAN FRANCISCO 94080

DRAWING TITLE

FIRST FLOOR PLAN

REVISIONS

DATE 05-31-2012
SCALE 1/8" = 1'-0"
JOB NO. 11122
SHEET NO.

A-2.1

CAC ARCHITECTS
San Francisco, CA 94133

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